                                                                    EXHIBIT 10.2


                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is dated as of the 15th day of September, 1998, by and between American Homestar Corporation, a Texas corporation ("Employer") and Charles N. Carney, Jr. ("Employee").

                              W I T N E S S E T H:

     WHEREAS, Employer desires to employ Employee as provided herein, and Employee desires to accept such employment;

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                          ARTICLE I. RESPONSIBILITIES

     Employee shall have the title, and perform the duties, of President and Chief Operating Officer of Nationwide Housing Corporation, all of the Company owned and controlled retailing operations and subsidiaries of Employer, and/or such other positions or duties as reasonably requested from time to time by the Executive Committee, Chief Executive Officer(s) or Board of Directors of Employer. Employee will faithfully devote his best efforts and all his working time to and for the benefit of Employer; provided, however, that Employee may, at his option, devote reasonable time and attention to civic, charitable, business or social organizations or speaking engagements as he deems appropriate. It is anticipated that Employee may devote a reasonable amount of time to serving on the board of directors of one or more public or private corporations, provided that the business activities of any such corporation are not competitive with those of Employer.

                            ARTICLE II. COMPENSATION

     SECTION 2.1 GENERAL TERMS. As compensation for his services rendered under this Agreement, during the term of this Agreement, Employee shall be entitled to receive the compensation as provided in EXHIBIT A attached hereto.

     SECTION 2.2 REIMBURSEMENT. It is acknowledged by the parties that Employee, in connection with the services to be performed by him pursuant to the terms of this Agreement, will be required to make payments for travel, communications, entertainment of business associates and similar expenses. Employer will reimburse Employee for all reasonable expenses of types authorized by Employer and incurred by Employee in the performance of his duties hereunder. Employee will comply with such budget limitations and approval and reporting requirements with respect to expenses as Employer may establish from time to time.



AHC/Charles N. Carney, Jr. - Employment Agreement                         Page 1

                                  ARTICLE III.
                   NONDISCLOSURE OF CONFIDENTIAL INFORMATION

     SECTION 3.1 DEFINITIONS. For purposes of this Agreement, "Confidential Information" is any data or information that is unique to Employer, proprietary, competitively sensitive, and not generally known by the public, including, but not limited to, Employer's initial business plan, prospective customers ("prospective customers" is understood to mean those potential customers with whom or with which Employer is engaged in active discussion about a business relationship) training manuals, product development plans, bidding and pricing procedures, internal performance statistics, financial data, confidential personnel information concerning employees of Employer, operational or administrative plans, policy manuals, and terms and conditions of contracts and agreements. The term "Confidential Information" shall not apply to information which is (i) already in Employee's possession (unless such information was obtained by Employee from Employer in the course of Employee's employment by Employer); (ii) received by Employee from a third party with no restriction on disclosure or (iii) required to be disclosed by any applicable law or by an order of a court of competent jurisdiction.

     SECTION 3.2 USE AND DISCLOSURE. Employee recognizes and acknowledges that the Confidential Information constitutes valuable, special and unique assets of Employer and its affiliates, except as required to perform Employee's duties as an employee of Employer, until such time as they cease to be Confidential Information through no act of Employee in violation of this Agreement, Employee will not use or disclose any Confidential Information of Employer.

     SECTION 3.3 SURRENDER. Upon the request of Employer and, in any event, upon the termination of this Agreement for any reason, Employee will surrender to Employer (i) all memoranda, notes, records, drawings, manuals or other documents pertaining to Employer's Business (as defined below) including all copies and/or reproductions thereof and (ii) all materials involving any Confidential Information of Employer.

                           ARTICLE IV. NONCOMPETITION

     SECTION 4.1 RESTRICTION. In consideration of the severance provisions contained herein and the access to the Confidential Information granted to Employee, Employee hereby agrees that, until one year after the termination of Employee's employment hereunder (the "Restricted Period"), for any reason, Employee will not, directly or indirectly, induce or attempt to influence any officer, employee, or consultant of Employer to leave its employ for employment by or with any competitor of Employer in the business of manufacturing, retailing, or financing manufactured homes or to hire any such officer, employee or consultant, whether or not so induced or influenced.

     SECTION 4.2 REFORMATION AND SEVERANCE. If a judicial determination is made that any of the provisions of the above restriction constitutes an unreasonable or otherwise unenforceable restriction against Employee, it shall be rendered void only to the extent that such judicial determination finds such provisions to be unreasonable or otherwise unenforceable. In this regard, the parties hereby agree that any judicial authority construing this Agreement shall be empowered to sever any portion of the prohibited business activity from the coverage of this restriction and to apply the restriction


AHC/Charles N. Carney, Jr. - Employment Agreement                         Page 2
to the remaining portion of the business activities not so severed by such judicial authority. Moreover, notwithstanding the fact that any provisions of this restriction are determined by a court not be specifically enforceable through injunctive relief, Employer shall nevertheless be entitled to seek to recover monetary damages as a result of the breach of such provision by Employee. The time period during which the restrictions shall apply shall be tolled and suspended as to Employee for a period equal to the aggregate quantity of time during which Employee violates such prohibitions in any respect.

                                ARTICLE V. TERM

     Subject to Article VI below, this Agreement shall continue in full force and effect for a term of three (3) years commencing on the Effective Date and shall thereafter automatically renew for successive additional one year terms unless either party provides the other with written notice of its intent not to renew this Agreement at least ninety (90) days prior to the end of the term.

                            ARTICLE VI. TERMINATION

     Employee's employment hereunder will terminate prior to the time set forth in Article V hereof upon the occurrence of the following events:

          (a) BY EMPLOYER WITHOUT CAUSE. Employer may terminate this Agreement at any time, for any reason or without cause. In the event of the termination of this Agreement pursuant to this Subsection, Employee shall be entitled to receive the salary and bonuses, as if Employee continued to be employed by the Company, and stock options shall continue to vest, as provided for in Exhibit A until the later of (i) the date that this Agreement would have expired had it not been terminated pursuant to this Subsection or (ii) one year after termination pursuant to this Subsection.

          (b) BY EMPLOYEE WITHOUT CAUSE. Employee may terminate this Agreement at any time, for any reason or without cause. In the event of the termination of this Agreement pursuant to this Subsection, Employee shall be entitled to receive only the compensation earned by him as of, and payable for the period prior to, the date of termination.

          (c) BY EMPLOYER WITH CAUSE. This Agreement may be terminated by Employer at any time upon written notice for any of the following reasons:

          I. a substantial breach by the Employee of a material provision of this Agreement, which breach remains uncorrected for more than thirty (30) days following written notice detailing the specific provision for which a breach is alleged, and setting forth the actions, which, when taken, will correct the breach;

          II. conviction of the Employee for a felony which materially affects Employee's ability to perform his duties pursuant to this Agreement; or




AHC/Charles N. Carney, Jr. - Employment Agreement                         Page 3

          III. commission by Employee of an act of fraud, embezzlement, or material dishonesty against Employer or its affiliates.

In the event of the termination of this Agreement pursuant to this Subsection, Employee shall be entitled to receive only the compensation earned by him as of, and payable for the period prior to, the date of termination.

          (d) BY EMPLOYEE FOR CAUSE. This Agreement may be terminated by Employee at any time upon written notice to Employer after the occurrence of a Constructive Termination. As used in this Agreement, the term "Constructive Termination" means any of the following:

          I. a substantial breach by Employer of a material provision of this Agreement, which breach remains uncorrected for more than thirty
               (30) days following written notice detailing the specific provision for which a breach is alleged, and setting forth the actions, which, when taken, will correct the breach;

         II. a material reduction in Employee's compensation, duties and responsibilities without Employee's consent; or

        III. conviction of Employer for a felony related to activities in which employee has not participated.

In the event of the termination of this Agreement pursuant to this Subsection, Employee shall be entitled to receive the salary and bonuses, as if Employee continued to be employed by the Company, and stock options shall continue to vest, as provided for in Exhibit A until the later of (i) the date that this Agreement would have expired had it not been terminated pursuant to this Subsection or (ii) one year after termination pursuant to this Subsection.

          (e) TERMINATION ON DEATH. In the event of Employee's death, this Agreement will be deemed to have terminated on the date of his death. In the event of his death, Employer will pay to the testamentary trusts created by Employee's Will or, if there are no such trusts, to his estate, all salary and bonuses due and owing through the date of his death plus all bonuses that would have been earned by Employee up through his date of death (prorated to the date of death) together with a lump sum payment in the amount of one hundred percent (100%) of the Employee's annual base salary as provided in Exhibit A.

          (f) TERMINATION ON DISABILITY. This Agreement will terminate immediately in the event Employee becomes physically or mentally disabled. Employee will be deemed disabled if, as a result of Employee's incapacity due to physical or mental illness, Employee shall have been absent from his duties with Employer on a full-time basis for 120 consecutive business days. In the event of the termination of this Agreement pursuant to this Subsection, Employee shall be entitled to receive all salary and bonuses due and owing through the date of his disability plus all bonuses that would have been earned by Employee up through his date of disability (prorated to date of disability).


AHC/Charles N. Carney, Jr. - Employment Agreement                         Page 4

          (g) PAYMENTS. Any payments to be made under this Article VI shall be made, unless otherwise specifically provided for in this Article VI, at the time it would have been due and payable if this Agreement had not been terminated pursuant to this Article VI.

               ARTICLE VII. CHANGE IN CONTROL TERMINATION PAYMENT

     SECTION 7.1 TERMINATION PAYMENT.

     (a) Notwithstanding anything to the contrary contained in Article VI hereof, if, Employee's employment with Employer terminates pursuant to Article VI (a) or (d) hereof within the twelve month period following a Change In Control (as defined in Section 7.2 hereof), the Employee shall be entitled to receive the following:

     I. The salary and bonuses, as if Employee continued to be employed by the Company, provided for in Exhibit A until the later of (i) the date that this Agreement would have expired had a Change In Control not occurred; or (ii) one-year after the date of termination of Employee's employment with Employer.

     II.  All options to purchase common stock of Employer shall fully vest.

     (b) Notwithstanding anything to the contrary contained in Article VI hereof, if, Employee's employment with Employer terminates pursuant to Article VI (b) hereof within the twelve month period following a Change In Control (as defined in Section 7.2 hereof), the Employee shall be entitled to receive the following:

     I. The salary and bonuses, as if Employee continued to be employed by the Company, provided for in Exhibit A until the earlier of (i) the date that this Agreement would have expired had a Change In Control not occurred; or
(ii) one-year after the date of termination of Employee's employment with Employer.

     II.  All options to purchase common stock of Employer shall fully vest.

     SECTION 7.2 CHANGE IN CONTROL. A Change In Control will be deemed to have occurred for purposes hereof (i) when a change of stock ownership of Employer of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any successor Item of a similar nature has occurred; or (ii) upon the acquisition of beneficial ownership, directly or indirectly, by any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange
Act) of securities of Employer representing 50% or more of the combined voting power of Employer's then outstanding securities; or (iii) during any period of two consecutive years, a majority of the Board of Directors ceases, for any reason, to consist of Continuing Directors; provided that a Change In Control will not be deemed to have occurred for purposes hereof with respect to any person meeting the requirements of clauses (i) and (ii) of Rule 13d-1(b)(1) promulgated under the Exchange Act. As used herein, "Continuing Director" shall mean a member of the Board of Directors of Employer who either (i) was a member of the Board of Directors as of the beginning of the relevant two year period


AHC/Charles N. Carney, Jr. - Employment Agreement                         Page 5
or (ii) was nominated or appointed (before initial election as a director) to serve as a director by a majority of the then Continuing Directors.

     SECTION 7.3 NO RIGHT TO CONTINUED EMPLOYMENT. This Article VII will not give Employee any right of continued employment or any right to compensation or benefits from Employer except the rights specifically stated herein.


                          ARTICLE VIII.  GENERAL TERMS

     SECTION 8.1 NOTICES. All notices and other communications hereunder will be in writing or by written telecommunication, and will be deemed to have been given if delivered personally or if sent by overnight courier or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication will have specified to the other party hereto in accordance with this Section:

     If to Employer, to:                          with a copy to:

     American Homestar Corporation                Jackson Walker L.L.P.
     2221 E. Lamar Boulevard, Suite 790           901 Main Street Suite 6000
     Arlington, Texas 76006-7422                  Dallas, Texas 75202
     Attention: President                         Attention: Richard F. Dahlson
     Fax No.: (817) 695-0120                      Fax No.: (214) 953-5822

     If to Employee, to:

     Charles N. Carney, Jr.
     2203 South Centery Court
     Friendswood, Texas 77546

     SECTION 8.2 WITHHOLDING. All payments required to be made by Employer under this Agreement to Employee will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law.

     SECTION 8.3 ENTIRE AGREEMENT; MODIFICATION. This Agreement and Exhibit A attached hereto constitute the complete and entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties. The parties have executed this Agreement based upon the express terms and provisions set forth herein and have not relied on any communications or representations, oral or written, which are not set forth in this Agreement.

     SECTION 8.4 AMENDMENT. The covenants and/or provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement:
(i) is in writing; (ii) contains an express provision referencing this Agreement; (iii) is signed and executed on behalf of Employer by an officer of Employer other than Employee; (iv) is approved by resolution of the Board; and
(v) is signed by Employee.



AHC/Charles N. Carney, Jr. - Employment Agreement                         Page 6

     SECTION 8.5 LEGAL CONSULTATION. Both parties have been accorded a reasonable opportunity to review this Agreement with legal counsel prior to executing this Agreement.

     SECTION 8.6 CHOICE OF LAW. This Agreement and the performance hereof will be construed and governed in accordance with the laws of the State of Texas, without regard to its choice of law principles.

     SECTION 8.7 COSTS. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which he or it may be entitled.

     SECTION 8.8 SUCCESSORS AND ASSIGNS. The obligations, duties and responsibilities of Employee under this Agreement are personal and shall not be assignable. In the event of Employee's death or disability, this Agreement shall be enforceable by Employee's estate, executors and/or legal representatives.

     SECTION 8.9 WAIVER OF PROVISIONS. Any waiver of any terms and conditions hereof must be in writing and signed by the parties hereto. The waiver of any of the terms and conditions of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other terms and conditions hereof.

     SECTION 8.10 SEVERABILITY. The provisions of this Agreement shall be deemed severable, and if any portion shall be held invalid, illegal or enforceable for any reason, the remainder of this Agreement shall be effective and binding upon the parties provided that the substance of the economic relationship created by this Agreement remains materially unchanged.

     SECTION 8.11 REMEDIES. The parties hereto acknowledge and agree that upon any breach by Employee of his obligations under either of Articles III and IV hereof, Employer will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief. No remedy set forth in this Agreement or otherwise conferred upon or reserved to any party shall be considered exclusive of any other remedy available to any party, but the same shall be distinct, separate and cumulative and may be exercised from time to time as often as occasion may arise or as may be deemed expedient.

     SECTION 8.12 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.


AHC/Charles N. Carney, Jr. - Employment Agreement                         Page 7

     IN WITNESS WHEREOF, Employer and Employee have caused this Agreement as of the day and year first above written.




                                   /s/ CHARLES N. CARNEY, JR.
                                   ---------------------------------------------
                                       Charles N. Carney, Jr.

                                   AMERICAN HOMESTAR CORPORATION


                                   By:  /s/ FINIS F. TEETER
                                   ---------------------------------------------
                                   Finis F. Teeter, Co-Chief Executive Officer






AHC/Charles N. Carney, Jr. - Employment Agreement                         Page 8

                                   EXHIBIT A

                               COMPENSATION PLAN

    A.   Position:      President and Chief Operating Officer of Nationwide
                        Housing Corporation, all of the Company owned and controlled retailing operations and subsidiaries of Employer. This position reports to the Executive
                        Committee.

    B.   Base Salary:   $240,000 annual rate, payable bi-weekly in arrears,
                        effective as of September 1, 1998.

    C.   Bonus Compensation Effective as of June 1, 1998:

         1. Target Bonus: $200,000 per year, per the Company's Target Bonus Plan. The Target Bonus is earned 100% for 100% achievement of the annual Wall Street Forecast ("WSF") profit performance. Bonus is adjusted 2% for each 1% above or below actual results as compared to the WSF. For example, for 90% achievement of WSF, the bonus is 80% x Target, or $160,000. For 110% achievement, the bonus is 120% x Target or $240,000. The maximum bonus is 150%. The bonus is funded quarterly up to 100% performance. Employee must be employed as of the end of the fiscal quarter in order to earn and receive the Quarterly Bonus.

         2. Annual AHC Profit Bonus: 0.5% of the net profit of American Homestar Corporation, net of taxes, before Senior Management Annual AHC Profit Bonus accrual. Paid at the end of the fiscal year. Employee must be employed as of the end of the fiscal year in order to earn and receive the annual bonus.

    D.   Auto Allowance:     $600 per month, plus gas and oil expenses.

    E.   Stock Options:

         1. 100,000 shares of new stock options, to be vested over three (3) years. The options will be granted at a per share price equal to the closing market price on August 31, 1998.

         2. Existing options will be modified to fully vest at the expiration of this three (3) year Employment Agreement.

         3. 100,000 shares of stock options pursuant to the new Senior Management Performance Option Plan, to be submitted for Shareholder approval. The options will be granted as of August 31, 1998, at a per share price equal to the closing market price on August 31, 1998, subject to Shareholder approval.